UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On September 29, 2006, Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”), closed on the purchase of the remaining two-thirds interest (the “Interest”) in its joint venture with CNL, HT/CNL Metro Hotels, L.P. (the “HT/CNL Joint Venture”). The HT/CNL Joint Venture owned all of the equity interests in Chelsea Grand East, LLC, which in turn owned the fee interest in the Hampton Inn Manhattan – Chelsea (the “HI Chelsea”). The purchase price for the Interest was approximately $25.4 million. In connection with the purchase, Hersha refinanced the existing mortgage on the property with a $36.0 million ten-year first mortgage at a fixed rate of 6.24%. The Interest was exchangeable for Hersha’s operating partnership units or common shares of beneficial interest at an exchange price of $6.7555 per share or unit. As a result of this transaction, the financial results of the Hampton Inn Manhattan-Chelsea will be reported as a consolidated, wholly-owned hotel.

A copy of the Purchase and Sale Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on July 17, 2006.

Item 9.01.     Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements and independent auditor’s report for HT/CNL Metro Hotels, LLC and Subsidiary for the periods ended December 31, 2005 and June 30, 2006 are filed as Exhibit 99.3 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on September 13, 2006 and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

Pro forma financial information for the periods ended December 31, 2005 and June 30, 2006 is filed as Exhibit 99.4 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on September 13, 2006 and is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: October 2, 2006	By:	/s/Ashish R. Parikh
Ashish R. Parikh Chief Financial Officer